Exhibit 10.3

EXECUTIVE AGREEMENT

This Executive Agreement (this “Agreement”) is made and entered into as of November 17, 2021 (the “Effective Date”), by and between NextNav Inc., a Delaware corporation (“NextNav”), NextNav, LLC, a Delaware limited liability company and an indirectly, wholly-owned subsidiary of NextNav (the “Employer”), and David L. Knutson, a resident of the Commonwealth of Virginia (“Executive”).

WHEREAS, unless the context indicates otherwise, references in this Agreement to the “Company” shall include NextNav and its subsidiaries and affiliates, including without limitation the Employer; and

WHEREAS, Executive currently serves as the Senior Vice President, Network Operations and Deployment of the Employer, and the Company desires to secure the continued services of Executive from and after the Effective Date on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1. Position. During the Term of this Agreement, Executive will serve the Company as its Senior Vice President, Network Operations and Deployment (the “Position”). Executive will report directly to the Company’s President and Chief Executive Officer.

2. Duties. Executive shall serve the Company in such capacities and with such duties and responsibilities consistent with the Position, or as may from time to time reasonably be assigned to Executive by the Company’s President and Chief Executive Officer. Executive will comply with and be bound by the Company’s operating policies, procedures, and practices from time to time as generally in effect for persons with executive positions at the Company during Executive’s employment.

3. Exclusive Service. During the Term of this Agreement, Executive shall devote Executive’s full business time and efforts, subject to vacation and other permitted absences, exclusively to Executive’s employment with the Company and shall apply all of Executive’s skill and experience to the performance of Executive’s duties and advancing the Company’s interests in accordance with Executive’s experience and skills; provided, however, that Executive may engage in charitable, civic, fraternal, trade association, or other activities that (i) are not directly or indirectly competitive with the business of the Company, (ii) do not adversely interfere with Executive’s obligations to the Company, or (iii) do not constitute an actual or potential conflict of interest with the Company.

4. Term of Agreement. Executive shall be employed by the Company commencing on the Effective Date and continuing through the fourth (4th) anniversary thereof, unless sooner terminated as described in Section 7 below (the “Initial Term”); provided that, on such fourth (4th) anniversary of the Effective Date and each annual anniversary thereafter, the Agreement shall automatically renew for successive periods of one year (each, a “Subsequent Term”), as may be applicable, provided that neither the Company nor Executive has terminated the Agreement earlier as described in Section 7 and neither the Company nor Executive gives notice 90 days before the upcoming renewal that the Company or Executive, as applicable, desires to end the Agreement. The Initial Term and any extension thereof shall be referred to as the “Term,” and the date Executive’s employment ceases with the Company for any reason shall be referred to as the “Termination Date.”

5. Compensation, Credits and Benefits.

5.1 Base Salary. During the Term, the Employer shall pay to Executive a salary at the gross rate of two hundred seventy-five thousand dollars ($275,000) per annum. Executive’s base salary shall be subject to adjustment, as determined by the Board of Directors of NextNav (the “Board”) or the Compensation Committee of the Board (the “Committee”), in their sole discretion. Executive’s base salary, as may be in effect from time to time, is referred to herein as “Base Salary.” The Base Salary shall be payable as earned in accordance with the Employer’s regular payroll schedule for salaried employees as in effect from time to time.

5.2 Discretionary Target Bonus. For the period beginning on January 1, 2022 and each calendar year thereafter, Executive will be eligible to earn an annual cash incentive bonus in accordance with the program adopted by the Board or the Committee (the “Annual Bonus”). Executive’s target Annual Bonus shall be equal to forty percent (40%) of Executive’s Base Salary (the “Target Bonus”), subject to and based on the achievement of Company and personal performance goals established by the Board or the Committee; provided that, depending on results, Executive’s actual Annual Bonus may be higher or lower than the Target Bonus, as determined by the Board or the Committee, in their sole discretion. The Annual Bonus, if and to the extent earned, will generally be paid in the first quarter of the calendar year following the applicable performance year, and Executive’s active employment during the entire applicable performance year and on the date of the payment of the Annual Bonus are both conditions precedent to Executive’s entitlement to earn the Annual Bonus. If Executive does not fulfill these conditions precedent or, in the sole judgment of the Board or the Committee, has not met the Company and personal performance goals, Executive will not have earned an Annual Bonus or any portion thereof for that particular calendar year.

5.3 Benefits; Paid Time Off. During the Term of this Agreement, Executive will be eligible to participate in the Company’s employee benefit plans applicable to similarly situated employees of the Company, as in effect from time to time, in accordance with the rules established for individual participation (or, as applicable, participation by spouse, domestic partner and/or family) in any such plan and applicable law. Executive will be eligible for vacation and paid sick leave in accordance with applicable law and the Company’s policies in effect from time to time. Executive will also be eligible for paid holidays as the Company generally provides to its employees holding similar positions to that of Executive. However, nothing in this Agreement shall, in any way, require the Company to establish any such benefits or continue to maintain any such benefits programs or plans, or limit the Company from making any blanket amendments, changes, or modifications to the eligibility requirements or any other provisions of any employee benefit plan or benefit, and Executive’s participation in or entitlement under such plans and benefits shall at all times be subject in all respects thereto.

5.4 Expense Reimbursements. Upon presentation of verifiable invoices and/or other documentation as may be requested by the Employer, and subject to the Company’s expense reimbursement policies, the Employer shall reimburse Executive for the reasonable and necessary costs and expenses that Executive incurs in connection with the performance of Executive’s duties and employment obligations, and for activities and events related to the business of the Company.

6. Proprietary Rights. Simultaneously with execution of this Agreement, Executive shall execute a Confidentiality, Invention Assignment, and Non-Solicitation Agreement (the “Confidentiality Agreement”) with the Company in the form attached hereto as Exhibit A. The Confidentiality Agreement shall survive termination of Executive’s employment, regardless of the reason for such termination.

7. Termination.

7.1 “Cause” Defined. For purposes of this Agreement, “Cause” shall mean: (a) Executive’s refusal to perform, or ongoing negligence in performing, Executive’s duties or responsibilities (other than a failure resulting from Executive’s death or Disability, as defined below) upon reasonable direction of the Board; (b) Executive’s engaging in any act of fraud or misrepresentation involving the Company or its assets; (c) Executive’s engaging in sexual misconduct or harassment or similar behavior in Executive’s personal or professional capacity; (d) Executive’s knowing violation of any federal or state law or regulation applicable to the Company’s business; (e) Executive’s material breach of any term of the Confidentiality Agreement or this Agreement; (f) Executive’s being convicted of, or entering a plea of nolo contendere to, any felony or any misdemeanor involving material acts of moral turpitude, embezzlement, theft, or other similar act; (g) Executive’s material breach or violation of any other Company policy or formal procedure; (h) Executive’s engaging in gross misconduct or gross negligence; or (i) where the Company reasonably believes that Executive engaged in conduct which would cause the Company to suffer material disrepute or reputational harm or otherwise be materially injurious to the Company; provided, however, that if the reason for termination of Executive’s employment for Cause is pursuant to subsections (a), (e), (g), or (h) above and the Board reasonably believes that the reason(s) for termination are capable of being cured, Executive shall be provided with up to 20 days to cure the events alleged to constitute Cause.

7.2 “Disability” Defined. For purposes of this Agreement, “Disability” shall mean Executive is unable to perform the essential functions of Executive’s position, with or without reasonable accommodation, due to a medically-determined mental or physical impairment that continues for at least 90 consecutive days or 120 days in any consecutive 365 day period. Executive further agrees that providing a leave of absence beyond the Disability period as a form of disability accommodation under state or federal law would not be a reasonable accommodation and would cause undue hardship for the Company in light of Executive’s Position.

7.3 “Good Reason” Defined. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s consent: (a) a material reduction in Executive’s total compensation (including, but not limited to, the Target Bonus opportunity), provided that such reduction is not part of a Company-wide reduction applicable to the executive team or Company-wide; (b) a material and adverse reduction in Executive’s authority, duty, or responsibilities, except in the event of a Change in Control (defined below); or (c) a material change in geographic location at which Executive must perform services, which for this purpose shall mean a relocation of Executive’s principal office of employment to more than fifty (50) miles from Executive’s current location; or (d) a material breach of this Agreement by the Company or its successor. An event shall only qualify as a “Good Reason” if: (i) Executive provides the Company written notice of the claimed event of Good Reason within ninety (90) days of the date that such event first occurs (such notice shall describe in detail the basis and underlying facts supporting Executive’s belief that a Good Reason event has occurred); and (ii) the Company does not cure such claimed event of Good Reason within thirty (30) days of receipt of written notice from Executive. If Executive does not terminate employment for Good Reason within one hundred twenty (120) days after the first occurrence of the applicable Good Reason event, then Executive will be deemed to have waived the right to terminate for Good Reason with respect to such Good Reason event.

7.4 “Change in Control” Defined. For purposes of this Agreement, “Change in Control” shall have the meaning ascribed thereto in the Company’s 2021 Omnibus Incentive Plan (as it has been or may be amended and/or restated from time to time and any successor plan thereto).

8. Effect of Termination.

8.1 Termination by the Company for Cause During the Term, Resignation By Executive Without Good Reason During the Term, or the Expiration of Term By Notice of Non-Renewal By Executive. In the event of: (a) a termination by the Company for Cause during the Term; (b) resignation by Executive without Good Reason during the Term; or (c) wherein Executive provides notice to the Company prior to the expiration of the Initial Term or any Subsequent Term of Executive’s intention not to renew the Agreement, the Company shall pay Executive or Executive’s heirs (in the event of death or incapacity) the compensation and benefits otherwise payable to Executive under Section 5 hereof earned through the Termination Date and any expense reimbursements due and owing to Executive which were incurred prior to the Termination Date (“Accrued Compensation”). Executive’s rights under the Company’s benefit plans shall be determined under the provisions of those plans. Executive shall not receive any other payments or severance of any kind.

8.2 Termination due to Death or Disability. In the event of Executive’s termination as a result of Executive’s death or Disability, the Company shall pay Executive or Executive’s heirs (in the event of death or incapacity) the Accrued Compensation.

8.3 Termination by Company without Cause, Executive’s Resignation for Good Reason, or due to Expiration of Term By Notice of Non-Renewal By the Company. If Executive’s employment is terminated by the Company without Cause (other than on account of Executive’s death or Disability), due to Executive’s resignation for Good Reason, or on account of non-renewal by the Company in accordance with Section 4, then the Company shall provide Executive with the following benefits:

(a)   The Company shall pay Executive the Accrued Compensation;

(b)   Conditioned upon and in exchange for Executive signing, not revoking and allowing to become effective a General Release of all claims in a form to be provided by the Company (the “General Release”), and such General Release becoming effective within sixty (60) days following the Termination Date (such sixty (60)-day period, the “General Release Execution Period”):

(i) Pay to Executive a lump sum payment, less applicable required withholdings and deductions, equal to one hundred percent (100%) of Executive’s Base Salary (ignoring any decrease in Base Salary that formed the basis for Good Reason), which shall be payable on the next regular payroll date of the Company following the sixtieth (60th) day following the Termination Date; provided that, in no event shall such payment occur later than March 15th of the calendar year following the calendar year in which the Termination Date occurs;

(ii) Pay to Executive any earned but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the Termination Date (such earned amount determined without regard to the requirement of Executive being employed on the date of payment), which shall be paid on the otherwise applicable payment date for such Annual Bonus;

(iii) If Executive timely elects and is eligible for continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination employment, then the Company will pay the COBRA premiums necessary to continue Executive’s health insurance coverage in effect for himself and his eligible dependents on the Termination Date, as and when due to the insurance carrier or COBRA administrator (as applicable), through the earlier to occur of the expiration of the twelve (12)-month period following his Termination Date, the date Executive becomes eligible for coverage under another employer’s group health plan, or the cessation of Executive’s eligibility for the continuation coverage under COBRA. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect instead to pay Executive on the first day of each month of the applicable period, a fully taxable cash payment equal to such portion of the COBRA premiums for that month, subject to applicable tax withholdings. If Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the period provided in this clause, Executive must immediately notify the Company of such event, and all payments and obligations under this clause will cease;

(iv) All of Executive’s outstanding, unvested equity-based compensation awards originally granted with respect to units of NextNav Holdings, LLC (the “Legacy Equity Awards”) shall fully vest as of immediately prior to the Termination Date;

(v)   All of Executive’s then outstanding, unvested equity-based awards subject solely to time-based vesting, other than the Legacy Equity Awards and the TIP RSUs, that would have become vested (but for such termination) during the twelve (12)-month period beginning on the Termination Date, shall vest as of the date immediately prior to the Termination Date; and

(vi) (1) All of Executive’s outstanding, unvested restricted stock units relating to shares of the Company’s common stock granted following the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 9, 2021, entered into by and between the Employer, NextNav Holdings, LLC, Spartacus Acquisition Corporation, and Spartacus Acquisition Shelf Corp. and specified as part of the Transaction Incentive Program (the “TIP RSUs”) and (2) all outstanding, unvested equity-based compensation awards subject to performance-based vesting granted to Executive during the Term shall be subject to the terms of the applicable award agreement.

8.4 Change in Control. Notwithstanding any other provision contained herein and without duplication of Section 8.3, if Executive’s employment is terminated by the Company without Cause (other than on account of Executive’s death or Disability), due to Executive’s resignation for Good Reason, or on account of non-renewal by the Company in accordance with Section 4, in each case within the period beginning on the date the Company enters into a definitive agreement that if consummated would result in a Change in Control and ending on the twelve (12)-month anniversary of such Change in Control, then the Company shall provide Executive with the following benefits:

(a) The Company shall pay Executive the Accrued Compensation;

(b) Conditioned upon and in exchange for Executive signing, not revoking and allowing to become effective the General Release within the General Release Execution Period:

(i) Pay to Executive a lump sum payment, less applicable required withholdings and deductions, equal to one hundred fifty (150%) of the sum of (A) Executive’s Base Salary and (B) Executive’s Target Bonus for the year in which the Termination Date occurs (ignoring any decrease in Base Salary or Target Bonus that formed the basis for Good Reason), which shall be payable on the next regular payroll date of the Company following the sixtieth (60th) day following the Termination Date; provided that, in no event shall such payment occur later than March 15th of the calendar year following the calendar year in which the Termination Date occurs;

(ii) Pay to Executive any earned but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the Termination Date (such earned amount determined without regard to the requirement of Executive being employed on the date of payment), which shall be paid on the otherwise applicable payment date for such Annual Bonus;

(iii) If Executive timely elects and is eligible for continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination employment, then the Company will pay the COBRA premiums necessary to continue Executive’s health insurance coverage in effect for himself and his eligible dependents on the Termination Date, as and when due to the insurance carrier or COBRA administrator (as applicable), through the earlier to occur of the expiration of the twelve (12)-month period following his Termination Date, the date Executive becomes eligible for coverage under another employer’s group health plan, or the cessation of Executive’s eligibility for the continuation coverage under COBRA. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect instead to pay Executive on the first day of each month of the applicable period, a fully taxable cash payment equal to such portion of the COBRA premiums for that month, subject to applicable tax withholdings. If Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the period provided in this clause, Executive must immediately notify the Company of such event, and all payments and obligations under this clause will cease;

(iv) All Legacy Equity Awards and all other outstanding, unvested equity-based compensation awards subject solely to time-based vesting granted to Executive during the Term, other than the TIP RSUs, shall become fully vested as of the date immediately prior to the Termination Date; and

(v)   All outstanding, unvested TIP RSUs and all outstanding, unvested equity-based compensation awards subject to performance-based vesting granted to Executive during the Term shall be subject to the terms of the applicable award agreement.

8.5 Severance Limitations. Executive shall not receive any other payments or severance of any kind, except as expressly set forth in this Agreement.

8.6 Resignation as Officer or Director. Upon termination of employment for any reason, Executive shall resign immediately from each position that he then holds as an officer or director of the Company or any affiliate, or related entity thereof.

9. Miscellaneous.

9.1 Arbitration. The Company and Executive agree that all claims, complaints, controversies, grievances, or disputes that arise out of or relate in any way to the parties’ relationship, whether based on contract, tort, statutory, or any other legal theory, shall be submitted to mandatory, binding arbitration before a single, neutral arbitrator who is licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”). The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq, as amended, and shall be administered by the American Arbitration Association (“AAA”) in accordance with its then-current Employment Arbitration Rules and Mediation Procedures. The Rules are available online at www.adr.org. If the AAA Employment Arbitration Rules and Mediation Procedures are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern. The Arbitrator shall be convened in the county in which Executive was employed most recently by the Company.

(a) Waiver of Trial by Jury. The parties understand and fully agree that by agreeing to arbitrate, they are giving up their constitutional right to a trial by jury, as well as their rights of appeal following the rendering of a decision, except as the Federal Arbitration Act and applicable federal law provide for judicial review of arbitration proceedings.

(b) Covered Claims. This Section 9.1 covers all claims under federal, state or local law arising out of or relating to Executive’s application for employment with the Company, any offer of employment made by the Company, Executive’s employment by the Company, the breach of this or any other employment agreement, the termination of Executive’s employment with the Company, or any other aspect of Executive’s relationship with the Company, including claims that do not relate to Executive’s employment with the Company, claims that Executive may have against the Company or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, and claims that the Company may have against Executive. The claims covered by this Section 9.1 (the “Covered Claims”) include, but are not limited to, claims for breach of any contract or covenant (express or implied), tort claims, claims for wrongful termination (constructive or actual) in violation of public policy, claims for discrimination or harassment (including, but not limited to, harassment or discrimination based on race, sex, gender, religion, national origin, age, marital status, medical condition, psychological condition, mental condition, disability, sexual orientation, or any other characteristic protected by law), claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, and Employee Retirement Income Security Act. The parties specifically agree that the Covered Claims include claims under the Fair Labor Standards Act, and other federal, state, or local laws governing wages, hours and working conditions, including, but not limited to, claims for overtime, unpaid wages, paid or unpaid leave, and meal period and rest break violations.

(c) Claims Not Covered. Claims for workers’ compensation, unemployment compensation benefits, or any other claims that, as a matter of law, the Parties hereto cannot agree to arbitrate are not subject to, and are excluded from, this Section 9.1. Nothing in this Section 9.1 shall be interpreted to prohibit or preclude the filing of complaints with the Equal Employment Opportunity Commission or the National Labor Relations Board.

(d) Waiver of Class Action and Collective Action Claims. Except as otherwise required by law, Executive and the Company expressly intend and agree that: (i) class action and collective action procedures shall neither be asserted nor apply in any arbitration conducted pursuant to this Agreement; (ii) each party will not assert class or collective action claims against the other in arbitration or otherwise; and (iii) Executive and the Company shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person.

(e) Substantive Law. All Covered Claims shall be submitted to arbitration within the applicable statute of limitations period for the assertion of such claims in a court proceeding under Virginia law, and shall otherwise be deemed to barred and waived if not submitted to arbitration within the applicable statute of limitations. The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Federal Rules of Evidence shall apply. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, or enforceability of this arbitration agreement. The Arbitrator shall conduct and preside over an arbitration hearing of reasonable length, to be determined by the Arbitrator. The Arbitrator shall provide the Parties with a written decision explaining his or her findings and conclusions. The Arbitrator’s decision shall be final and binding upon the Parties.

(f) Other Provisions. Either party may bring an action in court to compel arbitration under this Agreement and to confirm, vacate or enforce an arbitration award. This Section 9.1 shall not limit the Company’s ability to seek injunctive relief in accordance with Section 9.3. Each party shall bear its own attorney fees and costs and other expenses of such action. The Company shall be responsible for all costs unique to the arbitration process. Otherwise, each party shall be responsible for paying its own costs for the arbitration, including but not limited to attorneys’ fees. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and costs, or if there is a written agreement providing for attorneys’ fees and costs, the Arbitrator (or if applicable, the court) may award reasonable attorneys’ fees and costs to the prevailing party. Any dispute as to the reasonableness of any fee or cost shall be resolved by the Arbitrator. This Section 9.1 shall survive the termination of Executive’s employment. It may only be revoked or modified in a writing that specifically states the intent to revoke or modify the arbitration provisions of the Agreement and that is signed by both Executive and the Company.

9.2 Severability. In the event that any provision of this Agreement shall be unenforceable or inoperative as a matter of law, the remaining portions or provisions shall remain in full force and effect.

9.3 Remedies.

(a) Injunctive Relief. Executive acknowledges and agrees that Executive is providing special, unique, unusual, extraordinary, and intellectual services, which gives this Agreement a peculiar value to the Company, including substantial goodwill associated with the services Executive is providing under this Agreement (“Unique Services”), and that the loss of the Unique Services, whether to a competitor or otherwise, cannot be reasonably or adequately compensated for by damages in an action at law. Executive further acknowledges and agrees that a breach or threatened breach by Executive of this Agreement may cause irreparable injury to the Company. Notwithstanding Section 9.1, Executive therefore agrees that, in addition to any other right or remedy the Company may have, the Company shall be entitled to seek specific performance and/or to seek a temporary restraining order and to seek a preliminary and permanent injunction enjoining or restraining the breach or threatened breach of this Agreement, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security.

(b) Other Relief. The availability of specific performance or injunctive relief for the material breach or threatened material breach by Executive of this Agreement shall in no way limit or otherwise affect the availability of other remedies to the Company, including monetary damages, for injuries sustained that specific performance or an injunction will not remedy.

9.4 No Waiver. All waivers hereunder shall be in writing. No waiver by any party of any breach or anticipated breach of any provision of this Agreement by the other party shall be deemed a waiver of any other contemporaneous, preceding, or succeeding breach or anticipated breach, whether or not similar.

9.5 Assignment. The Company shall assign its rights and/or delegate its obligations under this Agreement to any successor of the Company, whether by operation of law, agreement or otherwise (including, without limitation, to any Person who acquires all or a substantial portion of the business of the Company or any of its Subsidiaries (whether direct or indirect and whether structured as a stock sale, asset sale, merger, recapitalization, consolidation or other transaction)), and in connection with any such assignment or delegation of its obligations hereunder, shall be released from such obligations hereunder. This Agreement may not be assigned by Executive. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective successors and assigns.

9.6 Entire Agreement. This Agreement (together with the Exhibits attached hereto) and the other agreements referenced herein constitute the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior agreements, representations, and understandings of the parties pertaining to such subject matter. The Exhibits attached hereto are incorporated herein by reference and made a part hereof.

9.7 Amendment. This Agreement may not be amended, supplemented, canceled, or discharged except by written instrument executed by the parties.

9.8 Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by hand, by facsimile, by e-mail, by registered or certified mail, return receipt requested, bearing proper postage, or by a recognized overnight courier service providing confirmation of delivery, addressed as follows:

If to the Company:   NextNav Inc.

    1775 Tysons Blvd.

    5th floor

    Tysons, VA 22102

    Attention: Chairman of the Compensation Committee of the Board

In each case, with a copy (which shall not constitute notice) to:

    Hogan Lovells US LLP

    8350 Broad Street, 17th Floor

    Tysons, VA 22102

    Attention: Randy Segal

If to Executive, at the address on file with the Company.

Each party shall have the right to designate another address or change an address by written notice to the other parties in the manner prescribed herein. All notices given pursuant to this Section 9.8 shall be deemed to have been given: (a) if delivered by hand on the date of delivery or on the date delivery was refused by the addressee; (b) if by registered or certified mail, three (3) business days after deposit in the United States mail in the manner set forth above; (c) if delivered by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the courier service confirms that acceptance of delivery was refused by the addressee); or (d) if delivered by facsimile or email, on the date of such facsimile or e-mail transmission as set forth in a facsimile log or the body of such e-mail transmission, as applicable.

9.9 Interpretation. The section headings used in this Agreement are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party hereto because that party drafted or caused that party’s legal representative to draft any of its provisions. References in this Agreement to amounts of money expressed in dollars are references to United States dollars. As used herein, “person” means an individual or entity.

9.10 Counterparts. This Agreement may be executed in counterparts and by facsimile or e-mail with scan attachment, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.11 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its conflict of laws provisions.

9.12 Advice of Counsel. Executive acknowledges that Executive has been advised to seek independent legal counsel for advice regarding the effect of the terms and provisions hereof, and has obtained or waived the right to obtain such advice of independent legal counsel.

9.13 Conditions to Employment. Executive shall provide the Company with such proof of Executive’s United States citizenship or authorization to work in the United States as required by law. Executive represents that Executive is under no contractual or other restriction inconsistent with the intention and provisions of this Agreement, the performance of Executive’s duties hereunder, or the rights of the Company under this Agreement.

9.14 Application of Section 280G. If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payment”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Code”) and will be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then the 280G Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (a) the largest portion of the 280G Payment that would result in no portion of the 280G Payment being subject to the Excise Tax, or (b) the largest portion of the 280G Payment, up to and including the total 280G Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the 280G Payment, notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax. In making the determination described above, the Company, in its sole and absolute discretion, shall make a reasonable determination of the value to be assigned to any restrictive covenants in effect for Executive, and the amount of the 280G Payment shall be reduced by the value of those restrictive covenants to the extent consistent with Code Section 280G. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the 280G Payment equals the Reduced Amount, the amounts payable or benefits to be provided to Executive shall be reduced such that the economic loss to Executive as a result of the “parachute payment” elimination is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. All determinations to be made under this Section shall be made by an independent accounting firm, consulting firm or other independent service provider selected by the Company immediately prior to the Change in Control (the “Firm”), which shall provide its determinations and any supporting calculations both to the Company and Executive within ten (10) days of the Change in Control. Any such determination by the Firm shall be binding upon the Company and Executive. All of the fees and expenses of the Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

9.15 Compliance with Section 409A.

(a) It is intended that compensation paid and benefits delivered to Executive pursuant to this Agreement shall be either paid in compliance with, or exempt from, Code Section 409A (“Section 409A”) so as not to subject Executive to payment of interest or any tax under Section 409A, and this Agreement shall be construed, interpreted and administered accordingly. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Executive’s right to receive any installment payment pursuant to this Agreement (if any) shall be treated as a right to receive a series of separate and distinct payments for purposes of Section 409A. Any payment to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, in the event this Agreement or any compensation paid or benefits delivered to Executive hereunder is deemed to be subject to Section 409A, the Company shall adopt such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with Section 409A and avoid the imposition of taxes under Section 409A. In no event shall the Company, the Board, the Compensation Committee of the Board, any employee of the Company, or any adviser of any of the foregoing be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(b) Notwithstanding any provision in the Agreement to the contrary, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” (as defined in Section 409A), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, the first payroll date following Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise be paid before the Specified Employee Payment Date shall be paid, without interest, in a lump sum on the Specified Employee Payment Date, and thereafter any remaining payments, if any, shall be paid without delay in accordance with their original schedule.

(c) Notwithstanding any provision in the Agreement to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (ii) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the Company, the Employer and Executive have executed this Agreement as of the date first above written.

NextNav Inc.

Dated:	November 17, 2021	By:	/s/ Ganesh M. Pattabiraman
		Name:	Ganesh M. Pattabiraman
		Title:	Chief Executive Officer

NextNav, LLC

Dated:	November 17, 2021	By:	/s/ Ganesh M. Pattabiraman
		Name:	Ganesh M. Pattabiraman
		Title:	Chief Executive Officer

Dated:	November 17, 2021	/s/ David L. Knutson
David L. Knutson

[Signature Page to the Executive Agreement]

EXHIBIT A

CONFIDENTIALITY, INVENTION ASSIGNMENT, AND NON-SOLICITATION AGREEMENT

This Confidentiality, Invention Assignment, and Non-Solicitation Agreement (this “Confidentiality Agreement”) is entered into as of November 17, 2021 by and between David L. Knutson (“Executive”), NextNav Inc. (“NextNav”) and NextNav, LLC (the “Employer”) as a condition of and in connection with the parties’ Executive Agreement, dated as of November 17, 2021 (the “Executive Agreement”). Unless the context indicates otherwise, references in this Confidentiality Agreement to the “Company” shall include NextNav and its subsidiaries and affiliates, including without limitation the Employer.

1. Inventions.

1.1 Ownership. If at any time during Executive’s employment, whether or not during regular working hours, Executive, either alone or with others, makes conceives, creates, discovers, invents, develops, improves, adds to, or reduces to practice any invention, modification, discovery, drawing, design, concept, idea, specification, development, audiovisual work, literary work, musical work, dramatic work, pictorial, graphic or sculptural work, development and/or “green-lit” projects, sound recordings, pantomimes, choreographic work, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret, trade name, domain name, logos and get-up, computer data, databases, applications for registration, renewals and extensions in relation to any of the above, or any similar intellectual property whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes), and all intangible rights and privileges of a nature similar, analogous or allied to any of the above in any part of the world (herein called “Developments”) that: (a) relate to the present or planned business of the Company or its affiliates or any of the products or services being developed, manufactured or sold by the Company or its affiliates, or which may be used in relation therewith; (b) result from responsibilities assigned to Executive by the Company or from services rendered by Executive under the Executive Agreement; or (c) result from the use of premises or property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise, and Executive shall promptly disclose in writing to the Company (or any persons designated by it) each such Development, as may be necessary to ensure the Company’s ownership of such Development.

1.2 Assignment and Waiver of Moral Rights. To the extent, if any, that such rights may not be automatically vested in and owned by Company as work made for hire in any part of the universe, Executive hereby assigns any and all rights (including, but not limited to, any copyrights and trademarks) Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company. Notwithstanding the above, to the extent that the Developments do not belong to the Company, then to the fullest extent permitted by the law, Executive shall assign to the Company, by way of present assignment of future rights in respect of rights not yet created, the Developments and hold in trust for the benefit of the Company the ownership of the Developments until they belong entirely to the Company. In addition to the foregoing assignment of Developments to the Company, Executive hereby irrevocably transfers and assigns to the Company (or, to the extent if any not transferrable or assignable, waives in favor of Company, its successors, licensees and assigns): (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Developments, and (b) any and all “Moral Rights” (as defined below) that Executive may have in or with respect to any Developments. Executive also hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to the Developments, even after termination of Executive’s employment with the Company. For the purposes of this Confidentiality Agreement, “Moral Rights” mean any rights to claim authorship of the Developments, to object to or prevent the modification of any Developments, or to withdraw from circulation or control the publication or distribution of any Developments, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

1.3 Records. Executive will keep and maintain adequate and current written records of all Developments (in the form of notes, sketches, drawings and as may be specified by the Company), which records will be available to and remain the sole property of the Company at all times.

1.4 Further Assistance. Executive will, during Executive’s employment and at any time thereafter, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require for giving full effect to this Section 1 and securing to the Company or its assignee the full benefits of the rights, power, privileges and remedies conferred on the Company by this Section 1 to the fullest extent permitted by the law, including but not limited to: (a) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and, when so obtained or vested, to renew and restore the same; and (b) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection. In the event the Company is unable, after reasonable effort, to secure Executive’s signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to the Developments, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to give full effect to this Section 1, including furthering the prosecution and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Executive. The Company shall provide Executive with copies of any documents it signs on Executive’s behalf as Executive’s attorney-in-fact pursuant to the immediately preceding sentence. In addition, Executive will not do anything, whether by omission or commission, during or after Executive’s employment, to affect or imperil the validity of Developments owned or used by the Company and its related entities.

2. Non-Competition. Executive acknowledges that during Executive’s employment with the Company, Executive has a fiduciary duty and duty of loyalty to the Company. Executive further acknowledges that the Company has a legitimate business interest as protecting its Confidential Information, as described below, and its goodwill, and Executive acknowledges the good and valuable consideration offered to Executive during his employment and in the Executive Agreement. Executive therefore agrees that, during Executive’s employment and for a period of one (1) year following Executive’s Termination Date, Executive will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and Executive will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this paragraph shall apply both during normal working hours and at all other times including, but not limited to, nights, weekends and vacation time, while Executive is employed by the Company. Nothing in this provision shall prohibit Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation.

3. Non-Solicitation.

3.1 Non-Solicitation Using Trade Secrets. During Executive’s employment and for a period of one (1) year following Executive’s Termination Date, Executive will not solicit, either on Executive’s own behalf or on behalf of any other person or entity, any person or entity with which the Company or its affiliates has a material business or contractual relationship, including but not limited to customers, vendors, or business partners of the Company. Executive further understands and acknowledges that pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1836 et seq.) and Virginia Uniform Trade Secrets Act (Va. Code Ann. § 59.1-336, et seq.) and the terms of this Confidentiality Agreement, Executive may not use or disclose (or threaten to use or disclose) any Company trade secrets or Confidential Information (as defined in Section 4.1 below) without the Company’s consent. This obligation to maintain the confidentiality of the Company’s trade secrets and Confidential Information has no time limit and continues in perpetuity, so long as Company trade secrets and Confidential Information remain confidential and/or trade secrets. Executive acknowledges that the Company’s trade secrets and Confidential Information may include, but are not limited to: financials and financial information, projections, business plans and budgets, customer and personnel lists, and the material economic and non-economic terms of the Company’s business relationships. Executive therefore agrees that both during Executive’s employment with the Company and thereafter in perpetuity, Executive will not use or disclose the Company’s trade secrets or Confidential Information to solicit, either on Executive’s own behalf or on behalf of any other person or entity, any person or entity with which the Company or its affiliates has a material business or contractual relationship, including but not limited to customers, vendors, or business partners of the Company.

3.2 Non-Solicitation of Employees. Executive agrees that during Executive’s employment and for a period of one (1) year following the termination of Executive’s employment for any reason, Executive will not, either on Executive’s own behalf or on behalf of any other entity or person, induce, solicit, recruit or encourage any employee to leave the employ of the Company or cease providing services to the Company, which means that Executive will not: (i) disclose to any third party for purposes of employment the names, compensation, contacts, backgrounds or qualifications of any employees or otherwise identify them as potential candidates for employment or to provide services; or (ii) personally or through any other person (excluding advertisements or generalized recruiting not targeted at Company employees) approach, recruit, interview or otherwise solicit employees of the Company to work for Executive or any other person or employer or to terminate their employment with the Company or violate any agreement with or duty to the Company.

4. Confidentiality.

4.1 Confidential Information. Executive understands and agrees that in the course of Executive’s employment with the Company, Executive will acquire confidential information concerning the Company’s operations, clients, executive officers and other employees and independent contractors, future plans and methods of doing business, know-how, discoveries, inventions, marketing information, business strategies and trade secrets (“Confidential Information”), which information Executive understands and agrees would be damaging to the Company if disclosed to a competitor or made available to any other person or corporation engaged in a similar business. Executive agrees that all such Confidential Information is the sole property of the Company. Executive understands and agrees that any such Confidential Information will be divulged to Executive in confidence and Executive understands and agrees that at all times, during Executive’s work for the Company and after Executive’s work for the Company ends, Executive will keep such Confidential Information secret and confidential and will not disclose it, except in connection with Executive’s work for the Company, for the benefit of the Company while Executive is employed by the Company. Executive understands that nothing in this Confidentiality Agreement prevents Executive from engaging in Protected Activity, as described below.

4.2 Third Party Confidential Information. Executive understands and agrees that in the course of Executive’s employment with the Company, Executive will receive and have access to the confidential information of certain third parties related to the Company, including but not limited to customers and partners. Executive understands and agrees that both Executive and the Company have duties to protect and maintain the confidentiality of this third party material. Executive understands and agrees that any such third party information will be divulged to Executive in confidence and understands and agrees that at all times, during Executive’s work for the Company and after Executive’s work for the Company ends, Executive will keep such third party information secret and confidential and will not disclose it, except in connection with Executive’s work for the Company.

4.3 Exceptions. Executive’s undertakings and obligations under this Section 4 will not apply, however, to any Confidential Information which: (a) is or becomes generally known to the public through no action on Executive’s part; (b) is generally disclosed to third parties by the Company without restriction on such third parties; (c) is approved for release by written authorization of the Company;; (d) is required to be disclosed by law, regulation, order, decree or legal process, provided that Executive gives prompt written notice to the Company prior to such disclosure so that the Company may seek a restraining order or pursue other recourse. Additionally, Executive acknowledges that pursuant to the Defend Trade Secrets Act (18 U.S.C. § 1833(b)), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

4.4 Return of Company Property. Executive is aware that everything which Executive acquires by virtue of Executive’s employment, except the compensation which is due to Executive from the Company, belongs to the Company, whether acquired lawfully or unlawfully, or during or after the expiration of the employment term. Executive understands that this means that all Company property, including physical property, documents, and information, related to or connected with Executive’s employment with the Company that Executive receives or creates during Executive’s employment with the Company, belongs to the Company. Executive understands and agrees that Executive has a duty and a responsibility to return all such property upon termination of Executive’s employment with the Company. Executive therefore agrees that, pursuant to that duty, upon termination of Executive’s work for the Company, or at any other time upon the Company’s written request, Executive will promptly deliver to the Company or certify destruction of all files, hard copies, electronic files and/or emails (even if sent to Executive’s private accounts) that contain information relating to Company business, Company clients, and Company prospects, including without limitation, financial information, market analyses, program materials, proposals (signed or unsigned), draft proposals, status updates on accounts, contact information for client contacts, contact logs or reports, notes regarding outstanding issues, and any other client-related information.

5. Applicability to Past Activities. Executive acknowledges that the Company engaged Executive to provide services for a period of time before the date of this Agreement (the “Prior Engagement Period”). Accordingly, Executive agrees that if and to the extent that, during the Prior Engagement Period: (i) Executive received access to any information from or on behalf of the Company that would have been “Confidential Information” (as defined above) if Executive received access to such information during the period of Executive’s employment with Company under this Agreement; or (ii) Executive conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been a “Development” (as defined above) if conceived, created, authored, invented, developed or reduced to practice during the period of Executive’s employment with Company under this Agreement; then any such information shall be deemed “Confidential Information” hereunder and any such item shall be deemed a “Development” hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement.

6. Representations and Warranties.

6.1 Other Agreements. Executive hereby represents and warrants that, except as Executive has disclosed in writing to the Company, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s work for the Company.

6.2 Others’ Confidential Information. Executive hereby represents and warrants that to the best of Executive’s knowledge Executive’s performance of all the terms of this Confidentiality Agreement and as an executive of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s work for the Company, and Executive will not disclose to the Company or induce the Company to use any confidential information or material belonging to any previous employer or others.

7. Other Obligations. Executive acknowledges that the Company from time to time may have agreements with others which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Executive agrees to take all action necessary to discharge the obligations of the Company under such agreements, to the extent the Company makes such obligations known to Executive.

8. Protected Activity. Executive understands that nothing in this Confidentiality Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint with, reporting possible violations of law to, otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency, self-regulatory organization, or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), or taking other actions protected under federal or state whistleblower law (including receiving a whistleblower award). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. In addition, Executive hereby acknowledges that the Company has provided Executive with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets, as set forth in Section 4.3(a) of this Confidential Information Agreement.

9. Miscellaneous.

9.1 Terms of Employment. Executive agrees that this Confidentiality Agreement does not purport to set forth all of the terms and conditions of Executive’s employment, which are set forth in the Executive Agreement, and that, as an executive of the Company, Executive has obligations to the Company pursuant to the Executive Agreement which are not set forth in this Confidentiality Agreement.

9.2 Severability. The invalidity or unenforceability of any provision of this Confidentiality Agreement will not affect the validity or enforceability of any other provision of this Confidentiality Agreement.

9.3 Entire Agreement. This Confidentiality Agreement supersedes all prior agreements, written or oral, between Executive and the Company relating to the subject matter of this Confidentiality Agreement. This Confidentiality Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by Executive and the Company.

9.4 Successors and Assigns. This Confidentiality Agreement will be binding upon Executive’s heirs, executors and administrators and will inure to the benefit of the Company and its successors and assigns.

9.5 Waivers. No delay or omission by either party in exercising any right under this Confidentiality Agreement will operate as a waiver of that or any other right. A waiver or consent on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

9.6 Transfers. Executive expressly consents to be bound by the provisions of this Confidentiality Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ Executive may be transferred without the necessity that this Confidentiality Agreement be re-signed at the time of such transfer.

9.7 Governing Law. This Confidentiality Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

9.8 Arbitration. All disputes arising out of or related to this Confidentiality Agreement shall be governed by Section 9.1 of the Executive Agreement.

9.9 Remedies. The restrictions contained in this Confidentiality Agreement are necessary for the protection of the business and goodwill of the Company, and Executive considers them to be reasonable for such purpose. Executive recognizes that irreparable damages would be caused to the Company, and that monetary damages may not compensate the Company for its loss, should Executive breach the terms of this Confidentiality Agreement. Accordingly, in addition to all other remedies available to the Company at law or in equity, upon a showing by the Company that Executive has violated or is about to violate the terms of this Confidentiality Agreement, the Company may seek an injunction or declaratory judgment enforcing the terms of this Confidentiality Agreement, including without limitation preventing disclosure or further disclosure by Executive of confidential information.

9.10 Narrow Construction Where Necessary. The parties agree that if any one or more of provisions of this Confidentiality Agreement will for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it will be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

9.11 Survival. This Confidentiality Agreement shall survive the termination of Executive’s employment for any reason.

9.12 Termination Certificate. If requested to do so by the Company, Executive agrees to sign a termination certificate in which Executive confirms that Executive has complied with the requirements of this Confidentiality Agreement and that Executive is aware that certain restrictions imposed upon Executive by this Confidentiality Agreement continue after termination of Executive’s work for the Company. Executive understands, however, that Executive’s rights and obligations under this Confidentiality Agreement will continue even if Executive does not sign a termination certificate. Executive further agrees that the Company is entitled to communicate Executive’s obligations under this Confidentiality Agreement to any of Executive’s future employer or potential employer.

Date:	November 17, 2021	/s/ David L. Knutson
David L. Knutson

NextNav Inc.

Date:	November 17, 2021	By:	/s/ Ganesh M. Pattabiraman
		Name:	Ganesh M. Pattabiraman
		Title:	Chief Executive Officer

NextNav, LLC

Date:	November 17, 2021	By:	/s/ Ganesh M. Pattabiraman
		Name:	Ganesh M. Pattabiraman
		Title:	Chief Executive Officer

[Signature Page to the Confidentiality, Invention Assignment, and Non-Solicitation Agreement]